Contacts

EpiCept Corporation:	Investors:
777 Old Saw Mill River Road	Lippert/Heilshorn & Associates
Tarrytown, NY 10591	Kim Sutton Golodetz
Robert W. Cook	(212) 838-3777
(914) 606-3500	kgolodetz@lhai.com
rcook@epicept.com
or
Bruce Voss
(310) 691-7100
bvoss@lhai.com
Media:
Feinstein Kean Healthcare Greg Kelley (617) 577-8110 gregory.kelley@fkhealth.com

EpiCept Obtains New $10.6 Million Secured Debt Financing; Prepays Outstanding
Convertible Notes

TARRYTOWN, N.Y. (May 31, 2011) – EpiCept Corporation (Nasdaq and Nasdaq OMX Stockholm Exchange: EPCT) today announced that it has completed a $10.6 million 11.5% senior secured term loan facility with MidCap Financial LLC. The funds will be used for working capital purposes including the development of the Company’s research and development pipeline and to prepay in full the $500,000 outstanding balance of the Company’s 7.556% Convertible Notes due 2014.

“This loan is the first tangible result of our effort, announced several months ago, to obtain non-equity financing secured by the Company’s intellectual property or other assets, which we believe represents our most attractive source of incremental cash,” stated Jack Tally, EpiCept’s President and Chief Executive Officer. “We are continuing our efforts to obtain additional, non-dilutive financing, as we have outlined in earlier communications, with a view towards securing cash sufficient to fund our operations beyond 2012.”

EpiCept drew at closing $8.6 million of the facility for its operations and to make the debt prepayment. The $2 million balance of the facility is available until December 31, 2011 upon meeting certain conditions, including the commencement of a Phase III clinical trial. The facility has a scheduled final maturity of May 27, 2014.

In connection with the term loan, the Company granted to MidCap Financial five-year warrants to purchase approximately 1.1 million shares of the Company’s common stock at $0.63 per share. Warrants to purchase an additional $160,000 of the Company’s common stock will be issuable when the $2 million balance of the facility is drawn. The number of shares and exercise price of the additional warrants will be based on the market price of the Company’s stock at the time of the drawing.

About Midcap Financial LLC

MidCap Financial is a commercial finance company focused on middle market lending in healthcare and other specialty vertical markets. MidCap specializes in middle market loans in the $10 million to $200 million range. Its principal officers are all veterans of the healthcare finance industry, having worked together at three healthcare finance companies previously. The company is headquartered in Bethesda, MD, with offices in Chicago and Los Angeles. More information can be found at www.midcapfinancial .com.

About EpiCept Corporation

EpiCept is focused on the development and commercialization of pharmaceutical products for the treatment of cancer and pain. The Company’s lead product is Ceplene®, approved in the EU and Israel for the remission maintenance and prevention of relapse in adult patients with Acute Myeloid Leukemia (AML) in first remission. In the United States, a pivotal trial is scheduled to commence in 2011. The Company has two other oncology drug candidates currently in clinical development that were discovered using in-house technology and have been shown to act as vascular disruption agents in a variety of solid tumors. The Company’s pain portfolio includes AmiKet™, a prescription topical analgesic cream in late-stage clinical development designed to provide effective long-term relief of pain associated with peripheral neuropathies.

Forward-Looking Statements

This news release and any oral statements made with respect to the information contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include statements which express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include: the risks associated with our ability to continue to meet our obligations under our existing debt agreements, the risk that our securities may be delisted from The Nasdaq Capital Market, the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern, the risk that Ceplene® will not receive regulatory approval or marketing authorization in the United States or Canada, the risk that Ceplene® will not achieve significant commercial success, the risk that any required post-approval clinical study for Ceplene® will not be successful, the risk that we will not be able to maintain our final regulatory approval or marketing authorization for Ceplene®, the risk that Azixa™ will not receive regulatory approval or achieve significant commercial success, the risk that we will not receive any significant payments under our agreement with Myrexis, the risk that the development of our other apoptosis product candidates will not be successful, the risk that clinical trials for AmiKet™ or crolibulinTM will not be successful, the risk that AmiKet™ or crolibulinTM will not receive regulatory approval or achieve significant commercial success, the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, a timely basis or at all, the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later stage clinical trials, the risk that we will not obtain approval to market any of our product candidates, the risks associated with dependence upon key personnel, the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.epicept.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors.

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